PRESS RELEASE – FOR IMMEDIATE RELEASE

CONTACT:	Kenneth R. Howe, Chief Financial Officer (248) 737-4190

AGREE REALTY CORPORATION
REPORTS OPERATING RESULTS FOR THE SECOND QUARTER 2010

SECOND Quarter 2010 Highlights:

•	2nd Quarter diluted FFO per share of $0.61
•	$0.51 per share quarterly dividend paid July 13, 2010
•	Completed a 1,495,000 share common stock offering generating approximately $31.1 million in net proceeds

FARMINGTON HILLS, MI (July 29, 2010) - Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended June 30, 2010. Second quarter funds from operations (FFO) was $5,899,000 compared with FFO in the second quarter of 2009 of $5,910,000.  FFO per diluted share for the second quarter of 2010 was $0.61 compared with $0.70 for the second quarter of 2009.  FFO per share decreased primarily due to an increase in the weighted average shares outstanding as the result of the common share offering in April 2010.  A reconciliation of net income to FFO is included in the financial tables accompanying this press release.  Net income for the second quarter of 2010 was $4,431,000, or $0.46 per diluted share, compared with net income for the second quarter of 2009 of $4,508,000, or $0.54 per share.  Total revenues increased 4.0% to $9,230,000, compared with total revenues of $8,872,000 in the second quarter of 2009.

For the six months ended June 30, 2010, FFO increased 3.0% to $11,955,000 compared with FFO for the six months ended June 30, 2009 of $11,605,000.  FFO per diluted share was $1.32 compared with $1.38 for the six months ended June 30, 2009.  FFO per share decreased primarily due to an increase in the weighted average shares outstanding as the result of the common share offering in April 2010.  Net income was $14,400,000, or $1.59 per diluted share, compared with net income for the comparable period last year of $8,825,000, or $1.05 per diluted share.  Net income for the six months of 2010, included a gain of $5,328,000, or $0.59 per share from the sale of the Company’s Santa Barbara, California Borders Book store.  Total revenues increased 4.5% to $18,680,000 compared with total revenues of $17,871,000 for the comparable period last year.

“We are very pleased with our operating results for the second quarter,” said Joey Agree, President and Chief Operating Officer.  “We completed our Oakland, California project on behalf of Walgreens during the second quarter of this year. We also acquired two retail properties net leased to CVS/Caremark during the quarter.  Our current developments in Atlantic Beach, Florida, St. Augustine Shores, Florida, and Ann Arbor, Michigan, as well as our redevelopment of Boynton Festive Center, are on track and will be turned over in the third and fourth quarters of 2010.  Additionally, the completion of our secondary stock offering allowed us to repay all amounts outstanding on our revolving credit facility.  Our balance sheet is strong and we are well-positioned to take advantage of development and acquisition opportunities as they arise.”

Dividend

The Company paid a cash dividend of $0.51 per share on July 13, 2010 to shareholders of record on June 30, 2010.  The dividend is equivalent to an annualized dividend of $2.04 per share and represents a payout ratio of 83.6% of FFO for the quarter.

Portfolio

At June 30, 2010, the Company’s total assets were $270,353,000 and its portfolio consisted of 74 properties located in 15 states and totaling 3,492,468 square feet of gross leasable space.  The portfolio was 99.2% leased at the end of the quarter.

The Company’s construction in progress balance totaled approximately $9,738,000 at June 30, 2010, and the Company capitalized $111,519 of construction period interest during the second quarter of 2010.

Lease Expirations

The following table, as of June 30, 2010, sets forth lease expirations for the next 10 years for the Company’s freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

		Gross Leasable Area		Annualized Base Rent
Expiration Year	Number of Leases Expiring	Square Footage	Percent of Total	Amount	Percent of Total
2010	4	60,542	1.7%	$422,200	1.2%
2011	23	149,627	4.3%	1,117,926	3.2%
2012	30	282,956	8.2%	1,474,122	4.2%
2013	19	306,713	8.9%	1,661,397	4.8%
2014	9	190,458	5.5%	990,856	2.8%
2015	20	813,543	23.5%	5,124,687	14.7%
2016	8	130,241	3.8%	1,960,728	5.6%
2017	4	30,844	0.9%	351,995	1.0%
2018	12	225,235	6.5%	3,963,986	11.3%
2019	7	95,170	2.7%	2,174,649	6.2%
Thereafter	45	1,179,676	34.0%	15,699,591	45.0%
Total	181	3,465,005		$34,942,137

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at June 30, 2010 for each type of retail tenant:

Retail Tenant	Annualized Base Rent	Percent of Total Base Rent

National	$31,125,813	89%
Regional	2,697,792	8
Local	1,118,532	3
Total	$34,942,137	100%

Major Tenants

The following is a breakdown of base rents in effect at June 30, 2010 for each of the Company’s major tenants:

Major Tenant	Annualized Base Rent	Percent of Total Base Rent

Walgreen (28)	$10,246,099	29%
Borders (17)	9,268,723	27
Kmart (12)	3,847,911	11
Total	$23,362,733	67%

Outstanding Shares and Operating Partnership Units

For the three and six months ended June 30, 2010, the Company’s fully diluted weighted average shares outstanding were 9,348,301 and 8,732,671.  The basic weighted average shares outstanding for the three and six months ended June 30, 2010 were 9,316,229 and 8,706,401.

The Company’s assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner.  As of June 30, 2010, there were 347,619 operating partnership units outstanding and the Company held a 96.44% interest.

In April, the Company completed an underwritten public offering of a total of 1,495,000 shares of common stock, including the exercise of the underwriter’s over-allotment option, resulting in net proceeds to the Company of approximately $31,100,000 The proceeds were used to reduce amounts outstanding under the Company’s credit facilities and for general corporate purposes.

Development Activity

The Company developed a retail space on behalf of Walgreens located at the southwest corner of 14th Street and Broadway in Oakland, California.  The retail space was formerly occupied by Gap.  The Company managed and coordinated the development process and oversaw the construction for a fee.  The development process commenced during the third quarter of 2009 and the project was completed and delivered to the tenant during the second quarter of 2010.

In addition, the Company has commenced three developments for a national retailer in the U.S. chain drugstore industry.  The developments are located in Atlantic Beach, Florida, St. Augustine Shores, Florida and Ann Arbor, Michigan.  The Company has also commenced the redevelopment of its vacant Circuit City store in Boynton Beach, Florida for Dick’s Sporting Goods, Inc.  The developments and redevelopment are expected to be completed during the third and fourth quarters of 2010 at an aggregate cost of approximately $14 million.

Acquisition Activity

In June, the Company acquired two retail properties net leased to CVS/Caremark Corporation for a total of approximately $7,713,000.  The properties are located in Atchison, Kansas and Johnstown, Ohio.

About Agree Realty Corporation

Agree Realty Corporation is engaged in the ownership, management and development of properties, which are primarily single tenant properties leased to retail tenants and neighborhood community shopping centers.  The Company currently owns and operates a portfolio of 74 properties, located in 15 states and containing approximately 3.5 million square feet of gross leasable space.  The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC.”

Forward-Looking Statements

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended.  These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events.  Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements.  Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2009.  Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Minimum rents	$8,421	$8,180	$16,786	$16,449
Percentage rent	12	1	13	8
Operating cost reimbursements	641	682	1,310	1,401
Development fee income	139	-	536	-
Other income	17	9	35	13
Total Revenues	9,230	8,872	18,680	17,871
Expenses:
Real estate taxes	507	489	996	967
Property operating expenses	330	332	726	790
Land lease payments	227	215	453	430
General and administration	1,202	998	2,454	2,250
Depreciation and amortization	1,462	1,385	2,859	2,745
Interest expense	1,124	1,161	2,394	2,286
Total Expenses	4,852	4,580	9,882	9,468
Income before discontinued operations	4,378	4,292	8,798	8,403
Sale of asset from discontinued operations	(4)	-	5,328	-
Income from discontinued operations	57	216	274	422
Net Income	4,431	4,508	14,400	8,825
Net income attributable to non-controlling interest	140	268	542	575
Net Income Attributable to Agree Realty Corporation	$4,291	$4,240	$13,858	$8,250
Net Income Per Share – Dilutive	$0.46	$0.54	$1.59	$1.05
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$4,431	$4,508	$14,400	$8,825
Depreciation of real estate assets	1,444	1,386	2,844	2,747
Amortization of leasing costs	20	16	39	33
Sale of fixed asset	4	-	(5,328)	-
Funds from Operations	$5,899	$5,910	$11,955	$11,605
Funds from Operations Per Share – Dilutive	$0.61	$0.70	$1.32	$1.38
Weighted average number of shares and OP units outstanding – dilutive	9,696	8,401	9,080	8,390

(1)            FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Management uses FFO as a supplemental measure to conduct and evaluate the Company’s business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating performance.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	June 30, 2010	December 31 2009
Assets
Land	$93,306	$95,047
Buildings	221,908	220,605
Accumulated depreciation	(65,639)	(64,076)
Property under development	9,738	4,792
Property held for sale	3,030	-
Cash and cash equivalents	358	689
Restricted cash	2,097	-
Accounts receivable	3,005	1,987
Deferred costs, net of amortization	1,790	1,897
Other assets	760	848
Total Assets	$270,353	$261,789

Liabilities
Mortgages payable	$73,575	$75,553
Notes payable	1,700	29,000
Deferred revenue	9,690	10,035
Dividends and distributions payable	5,132	4,354
Other liabilities	4,617	3,020
Total Liabilities	94,714	121,962

Stockholders’ Equity
Common stock (9,754,264 and 8,196,074 shares)	1	1
Additional paid-in capital	179,102	147,466
Deficit	(5,959)	(10,633)
Accumulated other comprehensive income (loss)	(732)	(71)
Non-controlling interest	3,227	3,064
Total Stockholders’ Equity	175,639	139,827
	$270,353	$261,789